Exhibit 11(c) under Form N-1A
                                          Exhibit 23 under Item 601/Reg. S-K





                       Consent of Independent Accountants



We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 22, 1997, relating to the statement of assets and liabilities of US Money Market Portfolio (US Dollar) (one of ten separate portfolios constituting Deutsche Portfolios), which report appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.


/s/ Price Waterhouse
Price Waterhouse
Curacao, Netherlands Antilles
April 9, 1997